Exhibit 99.2

The following is a transcript of the joint investor call held by AECOM Technology Corporation and URS Corporation on July 14, 2014.

Operator^ Welcome to the AECOM and URS investor call. I would like to inform all participants this call is being recorded at the request of AECOM. This broadcast is copyrighted, property of AECOM. Any rebroadcast of this information in whole or in part without the prior written permission of AECOM is prohibited. As a reminder, AECOM is also simulcasting this presentation with slides on the investor section at www.AECOM.com.

(Operator Instructions)

I will now turn the call over to Paul Cyril, Senior Vice President of Investor Relations.

Paul Cyril^ Thank you, operator. And good morning, everyone.

Before we get started I would like to remind everyone that comments on today’s call may contain forward-looking statements. These forward-looking statements are based on the current assumptions and the opinions concerning a variety of known and unknown risks. Actual results may differ materially from those contained in or suggested by such forward-looking statements. Please refer to the full disclosures regarding risks that may affect AECOM, URS and the proposed transaction, which may be found on the current report’s Form 8-K filed later today by both AECOM and URS. In addition to financial measures prepared in accordance with GAAP we will discuss on the call certain non-GAAP financial measures. Reconciliations to GAAP measures are in today’s press release.

Finally please note that the following communication is not an offer to sell or solicitation to offer to buy any securities or solicitation of any votes or approval. We urge investors and security holders to read the registration statement on Form S-4 including the definitive joint proxy statement prospectus and all other relevant documents filed with the SEC or sent to stockholders as they become available.

Today’s call will be led by President and CEO of AECOM, Mike Burke. Mike?

Mike Burke^ Thank you, Paul. And thank you, everyone, for joining our call. In the room with me today are the Chairman and CEO of URS, Martin Koffel, along with AECOM’s Chief Financial Officer, Steve Kadenacy. We will share some prepared remarks before moving to your questions.

Martin and I are both enthusiastic about this transformational combination. We are bringing together two organizations that are each, in its own right, impressive. AECOM is a global leader in design with strong vertical construction know-how and a global presence across 150 countries. URS has large project delivery capabilities and has expertise in oil and gas and power and strong relationships across the government services sector.

These two industry leaders are very complementary and the combination creates many new growth opportunities. Importantly, excluding transaction-related costs, this combination will be accretive to AECOM on both a GAAP and cash EPS basis in FY2015. In addition, we expect our integration process will deliver significant cost synergies in excess of $250 million by 2016.

Martin and I are especially excited about what this transformational milestone will mean for our businesses, our people, and our clients who we expect will see and realize new opportunities. For AECOM investors this transaction will accelerate our strategy of serving clients around the world with an integrated delivery model. URS will add to the mix of services and capabilities that we can launch from AECOM’s global platform. Plus, URS clients will now have access to a truly global platform. We believe that together we will be well-positioned to deliver the integrated services that clients increasingly demand.

Additionally, URS brings strong sector expertise in important end markets including oil and gas, power, and government services. As an example, URS will complement our strong design skill set with its deep expertise in power, nuclear, as well as coal, gas-fired and hydro, along with its capabilities to design and build large plants of each fuel type. Our companies already have been serving clients such as Shell, Caterpillar and Dow. Our combined capabilities and expertise will make us a more complete provider of integrated services to clients like these.

Please turn to slide 5 and I will briefly summarize the key features of this transaction. We will acquire all shares of URS. URS shareholders will receive total consideration of $56.31 per share based on the AECOM closing stock price on Friday. URS stockholders may elect to receive cash or stock consideration subject to proration in the event of over-subscription so that the aggregate consideration mix is 59% cash and 41% stock.

The purchase price represents a premium of 19% based on URS’s average closing prices for the past 30 days. Including the realization of expected synergies, the transaction price represents a less than 7 times multiple to 2015 EBITDA on a pro forma basis.

On a pro forma basis 65% of the combined Company will be owned by AECOM stockholders and 35% by URS stockholders. In compliance with all regulatory requirements our teams are planning the integration process, and we currently expect to close the transaction in October 2014.

After the transaction closes, I expect to lead the firm. Our companies have designed a new operating management structure that will include proven senior leaders from both URS and AECOM. The AECOM Board will also elect two URS Board members as we expand the Board membership.

At AECOM we are excited to be joining forces with the many highly talented and skilled executives and professionals throughout URS. We have also teamed with URS on projects over the years including on important projects such as the World Trade Center in New York. We begin the integration process with a significant amount of mutual professional respect and admiration.

In summary, as you can see on slide 6, after the deal closes, we expect to benefit from the scale and visibility that come from being one of the industry’s leading and most global players. Now I’d like to welcome the Chairman and CEO of URS, Martin Koffel.

Martin Koffel^ Mike, thank you. And good morning, everyone. This really is a compelling strategic and financial transaction for our stockholders, for our clients, and for our employees. I have spent a great deal of time with the AECOM senior leadership team over the past several weeks. And of course I’ve watched AECOM grow over recent years.

The Company has strong leadership under Mike and an exceptional corporate culture that is focused, like URS, on client service, executional excellence, risk management, and safety.

And if you’ll turn to slide 7. The anticipated strategic benefits of the combination are clear. It will significantly enhance the ability of both companies to deliver the integrated services that our clients increasingly are demanding. It will have superior capabilities to design, to build, to finance, and operate corporate infrastructure assets around the world.

For example, in the infrastructure sector, AECOM’s financing capabilities, combined with URS’s construction expertise, will enable the Company to address a larger number of growing public/private partnership opportunities as well as design-build, and design-build, operate, and maintain assignments. Both companies will benefit from expansion within attractive end markets.

URS will gain an expanded presence in the US in global commercial and public buildings markets. AECOM will benefit from our strong sector experience in important end markets, including oil and gas, a higher growth market, government services, and power.

The combined Company will be better positioned in growing global markets, from Asia and Africa to the Middle East and Australia. URS’s exposure to important developing economies will quadruple. Our presence in China will increase sixfold, significantly expanding our ability to serve global companies operating under master service agreements. AECOM in turn will gain added balance from our highly complementary client base in North America.

And, finally, we’ll have a remarkable pool of talent that few other companies in any industry can match. And the new Company’s 95,000 employees will include architects, engineers, designers, planners, scientists, and management and construction services professionals who are serving clients in more than 150 countries around the world.

And please turn to slide 8. The transaction offers a compelling value for URS stockholders. URS holders will receive a total value of $56.31 per share based on the AECOM closing stock price last Friday. This represents a premium of 19% based on URS’s average closing prices for the past 30 days.

And, importantly, the transaction, in addition to providing immediate cash value, allows URS stockholders to participate in the significant upside opportunity of the combined Company. In total, URS stockholders will earn approximately 35% of the Company that will be a global industry leader that is poised to deliver on strong growth opportunities for our stockholders and employees alike.

And with that, Mike?

Mike Burke^ Thank you, Martin. This week, Martin and I will begin meeting with URS leaders, and we will visit with employees in selective markets starting in New York today. I look forward to engaging with employees as we work together to advance an integration process that will create a new industry leader built from the best of both companies.

To this end we have designed a new operating management structure that will include proven senior leaders from both URS and AECOM. Before I turn the call over to Steve, I’ll spend a few more minutes on the details of how this combination accelerates our vision and how we will leverage our global reach and client base.

Please turn to slide 9. As I mentioned earlier, the combination with URS is a transformational milestone for AECOM. It represents a dramatic acceleration of AECOM strategy. With a larger portfolio of capabilities and expertise, the combined Company will have the ability not only to design projects but also to finance and build them, whether in the vertical buildings market, the transportation and water markets or in the global power market. Further, we expect to be better positioned to compete for and deliver on the integrated services contracts that clients increasingly favor.

Now let me discuss how this combination will diversify and fill out our portfolio of services and capabilities. Slide 10 shows how these two organizations fit together. The chart shows that as we combine, we significantly strengthen the areas of our organizations that overlap, including infrastructure, architecture, engineering and design, and government services. Most of URS’s capabilities, however, do not overlap and are highly complementary.

Slide 11 offers more details on the combined offering. We are especially excited that in the oil and gas arena, URS adds a complete set of skills for this important and growing market. URS gives us immediate scale in oil and gas with nearly $2 billion of revenue and with a growing presence on the US Gulf Coast.

As we combine we’ll have significant capabilities in civil infrastructure. We also expect to be very strong in the design-build arena, especially as our synergies make us more competitive. We expect the combination to enhance our ability to bring design and construction expertise to our integrated delivery solutions in the civil infrastructure market.

Also, the US federal government is an important client of both organizations. Together we bring a broader and deeper collection of capabilities to serve both civil and defense agencies. We believe that the consolidation of these two highly successful federal contractors will enable us to deliver a higher quality and more cost-effective solution, provide exemplary customer service, and meet clients’ challenges wherever they are in the world.

Turning to slide 12 you can see that the addition of URS will change the geographic mix of AECOM’s revenues. About two-thirds of the revenues of the combined Company will be in the United States, giving us solid exposure to the $1 trillion-plus domestic market for energy, infrastructure and government services.

We also expect to see new cross-selling opportunities as we introduce the URS capabilities to AECOM’s international markets and clients. We have a strong track record of adding new capabilities through acquisitions and of delivering them across our global platform.

As we leverage our global platform and capitalize on these new opportunities, our 95,000 employees will benefit. For example, they will benefit as we leverage our internal investments in technology, project delivery tools and training. I believe our employees will have a greater career growth potential by being part of our global platform, a platform that, when combined with our expanded service offerings and expertise, enables us to work on the most complex and challenging projects in the world.

Martin and I anticipate a smooth and seamless integration. We will build on our shared respect for each other and we will draw on our past success of adding new skill sets and delivering them across our established global platform.

Now let me turn the call over to Steve.

Steve Kadenacy^ Thank you, Mike. Let me reinforce Mike and Martin’s sentiments, and also express my own pleasure in announcing this transformative transaction.

A key highlight is that, excluding transaction-related costs, this transaction will be accretive in FY15 on both a GAAP and cash EPS basis. In fact, we expect it to be more than 25% accretive to cash EPS in 2015 excluding transaction-related costs. Future performance will be aided by at least 250 million of annual cost savings synergies. These synergies’ expectations are based on the due diligence and planning that we have already conducted.

On slide 16 we highlight the synergies. The largest source of savings will be in overhead costs. We plan to eliminate redundancies across both organizations as we realize the efficiencies of the larger enterprise. We expect to begin to achieve these savings in 2015, and achieve nearly all of the run rate savings by the end of 2016. Based on our due diligence we believe that these cost synergies are highly achievable.

Turning to slide 17 we summarize the outlook for debt. To finance this acquisition we have a commitment from Bank of America, which means that the closing is not subject to financing contingencies. The financing commitment comprises senior secured credit facilities, a portion of which is expected to be replaced in the near term with new long-term senior unsecured notes.

When the transaction closes, we expect our debt to EBITDA ratio to be a little over 4 times. But the main point of this slide, however, is that we plan to use almost all of our free cash flow to reduce our debt level, with the goal of returning to our long-term target leverage ratio of approximately 2 times debt to EBITDA by the end of 2017.

Now, on slide 18, we provide an update on our full-year outlook. We continue to target EPS in the lower end of the range of $2.50 $2.60 for the FY2014, excluding transaction-related costs. However, actual diluted EPS for fiscal 2014 may vary from this estimate due to the transaction-related costs associated with the acquisition of URS, which we expect to be significant. We continue to anticipate that our third-quarter EPS will be approximately 25% of our full-year results.

Our backlog remains at record levels and has continued to grow both sequentially and year over year. In the coming quarters, we will return to you with more details that can help you model the combined companies. We will release our third-quarter results and host our earnings call on August 5.

With that let me turn it back over to Mike.

Mike Burke^ Thanks, Steve. You can see why we are so pleased by this opportunity to combine with URS. The combination represents a transformational milestone, dramatically accelerating AECOM’s strategy. URS brings new capabilities and end market expertise to the AECOM platform, and enhances our ability to deliver the integrated services that clients increasingly demand.

We expect that employees and clients in particular will benefit from the greater opportunities created by these broadened capabilities by our global reach in key growth markets and by the economies of scale that will come as we integrate these two industry leaders. Finally, we believe that the combination creates compelling value for the stockholders of both companies, and will help AECOM continue to create additional value for our stockholders.

Now we’ll take your questions. Operator?

+++ q-and-a

Operator^ (Operator Instructions)

Andrew Kaplowitz from Barclays.

Andrew Kaplowitz^ Good morning, guys. Good morning, Mike. Mike, we can definitely understand the excitement that you guys have in this deal. But you guys have moved in the opposite direction over the last two years in terms of not going after big deals, and really focusing on cash back to shareholders. So, this is a pretty big change in strategy.

We understand the cash accretion of the deal. It’s big. But what really got you over the hump in making this change in strategy again? Is it really the synergies, including the potential revenue synergies, of this deal that got you there? And then how complicated will it be to harness the synergies of the deal? I know Steve referred to it but maybe you could give us some examples, one of the low-hanging fruits around synergies in part of that $250 million?

Mike Burke^ Let me start with the strategic rationale, which is the first part of your question, and then I’ll let Steve take the cost-saving synergies. I think from the first time Martin and I got together we quickly identified the strategic rationale for the combination that proceeded a discussion about any of the financial aspects of the transaction.

But when we looked at the two companies, we certainly saw significant new capabilities and end market expertise that would fit well within our organization. More than half of their business is entirely complementary to ours, and in markets or services that we do not provide today. The URS exposure in oil and gas, power and nuclear, industrial EPC were markets that we’re not playing in today, so it was very complementary to our mix. Their construction capabilities across many different verticals was complementary to our tall vertical construction capabilities; their DOE end market, which is very significant, which is a market that we barely touch today.

When you compare all of the different complementary services, the strategic rationale fit quite well, even in markets like the UK where their design services were different than the type of design services we provide today. So, first of all, from a service perspective, the strategic rationale was fairly clear.

Next, when I talked to all of you several months ago about our vision to become the premier fully-integrated infrastructure firm in the world, we told you that we needed to add more capabilities to be able to design, build, finance and operate assets, and the services that URS has are very complementary and advance that core strategy.

Next was scale. Bringing these two organizations together provides us much more scale to arrive at a much more cost-competitive structure. And Steve will talk about the cost synergies.

And then, of course, employees. Our employees want to work for a company that works on the biggest, most iconic projects in the world. We already work on many of the most iconic projects in the world. But so does URS. And the combination of the portfolio of these two firms provides our employees with a lot of excitement about the future and the firm that they are going to be a part of.

But I’ll let Steve comment on the — and then, of course, before I turn it over to Steve, just to point out, as you did, the financial rationale makes a lot of sense when we bring together these two organizations. And at the cost of debt today and the cost-saving synergies, we have a transaction that is greater than 25% accretive to cash earnings per share after transaction costs in 2015. So, all of that brought us together quite quickly.

Steve Kadenacy^ Andy, this is Steve. On the synergy side our goal in due diligence was to get to a synergy number that we felt highly confident that we could achieve. And that can be translated to being conservative, but it was our desire at least to deliver what we said we can do. And as we dig in deeper we’re going to refine that number over time and we’ll report back to you in great detail.

But it’s something that we’re good at. As you all know we have a pretty robust real estate program in place. You know the benefits that our systems’ consolidations have done over time. We have a team that’s more than capable of getting in and helping us combine URS’s systems and ours, and bringing those efficiencies to the combined business.

So, we’ll start to do that and we’ll report back on a regular basis. But I think, overall, the cost synergies are one thing in terms of taking out redundant costs, but the investments that we’re making to make our overall business more efficient over time — and we’ve talked about that on the project delivery side — will now be layered across a business that’s more than twice the size. And I think the benefits of the investments, therefore, are going to be much more significant.

Mike Burke^ Andy, I just realized I left out part of my answer. You had asked for examples of revenue synergies. And while the examples are numerous, I can give you a few.

One of the things that we have long prided ourselves on as we have done a number of acquisitions over the years, is we look for acquisitions that have a particular core expertise that can be delivered through our global platform. We have done this consistently over time. When we bought

Tishman Construction we took some of that expertise and moved it into our Middle East and European businesses. And now our vertical construction business in Europe and the Middle East is our fastest growing segment in that region.

We fully expect to be able to utilize the deep expertise of URS in energy, power and industrial EPC to be able to deliver that through our global platform. As you know, most of that work within URS is entirely in North America. So, being able to take that expertise and leverage it off our global footprint and our platform, we believe, will provide significant revenue synergies. And there are numerous examples. I could go on and on but I think that gives you an example of what we expect to achieve.

Andrew Kaplowitz^ Okay, that’s helpful, guys. Steve, you talk about the expected closing of the deal? You talked about 2014. That seems like a pretty quick turnaround, which means you must be confident you can get all of the approvals you need pretty quickly. Does that mean you do not need approval in places like China, as URS was pretty small there? And then how do you think about combined market share of US and UK infrastructure? Is the market just so fragmented that you’re not worried about anti-trust or anything like that in infrastructure?

Mike Burke^ Andy, let me take that question. We have required filings in only three countries. We have consulted, obviously, at length with anti-trust counsel and we feel very comfortable about the process that we’ll go through and the timeline. But the bottom line is we participate in a very fragmented market. The top five firms, if you look at the ENR list, only cover 20% of the total space of the top 500. So, due to the fragmented nature of our industry, we think that process will go smoothly.

Andrew Kaplowitz^ Okay, great. And, Mike, maybe I could ask you one more question on the comfortability with the deal. URS has moved toward larger projects, in some respects, in oil and gas, and had a little bit more lumpiness in oil and gas, I know Martin knows about, over the last couple years. And it seems like they’ve gotten their act together there. But for you guys it is a step up here into larger projects over time. Talk about your comfortability with the larger projects of URS, especially in that oil and gas business which you’ve had less experience in going forward.

Mike Burke^ Yes, great question, Andy. One of the great strategic rationales for this business, and I should have mentioned it earlier, is that when we put these two organizations together we will have some great leaders from the URS side join some of the great leaders from the AECOM side. So, the management team will be a combination of the best from both teams. The URS leaders that we have met, the operational leaders, in particular, that are running oil and gas in C business, we are very confident that they have that business headed in the right direction. We have looked very carefully at some of the lumpy issues that you mentioned and we are very confident in the ability of that team to lead that business within our organization.

Andrew Kaplowitz^ Okay, thanks guys, appreciate it.

Operator^ Jamie Cook from Credit Suisse.

Jamie Cook^ Hi, good morning. Two questions, just back to the top-line synergies. I understand the cost synergies and the accretion to the deal. But if I look at AECOM and I look at URS historically I would argue your organic growth relative to your peer group has always been lower, which is why the stock is traded at discount. So, I don’t see the revenue synergies, Mike. Is there a target that you have where you’ll say over the next five years you think 1 plus 1 equals 3, or your top-line organic growth should increase 1 or 2 points relative to what you’ve done historically?

And then my other question is, you’re buying URS because you’re saying you’ll get bigger in oil and gas and power. I would still argue URS historically has still been a relatively small player in both markets. So, can you talk about your longer-term strategy there? Once you complete URS, is there a strategy to get much bigger in oil and gas, which I would assume, then, you’d probably get the high organic growth targets. Thanks.

Mike Burke^ Jamie, we are not prepared just yet at this time to give future revenue guidance, but we will over time. But to address your point about the organic growth, one thing to point out is that our fastest growing markets are outside the United States. So, when we look at our European markets, our Eastern European markets, Middle East, Africa, China, Southeast Asia, those are all of the markets that are growing the most quickly for us. And that is where we expect to be able to take many of the areas of expertise that URS has.

And by putting them on to our platform, we allow them to participate in markets that are growing faster than the markets that URS is in today. The geographic markets, I’m talking about. So, that’s where we get a significant amount of hope. In addition to the examples I gave earlier, it’s allowing them to participate in the higher growth economies that will fuel that growth.

Jamie Cook^ The question on the oil and gas side, if you could answer that, and then I have a follow-up after that.

Martin Koffel^ Jamie, it’s Martin, let me comment on oil and gas. I’m going to comment in the context of things that we’ve said about oil and gas publicly in the past. I’m not making statements about the future. But you recall that in our last call we said the fastest part of oil and gas was the United States in the US oil fields. And all along since we acquired Flint, which became the core of URS’s oil and gas operation, the intention was to grow the United States component.

Mike will inherit that management team, that management structure, who are enthusiastic about going forward with that. So, the opportunity for AECOM in oil and gas to grow will be both domestic and international, with an early priority to continue the growth in the US oil fields.

Jamie Cook^ Okay. And then, Mike, within oil and gas do you have longer-term aspirations to be bigger in petrochemical or refining, in LNG? And the other part that I would say you’re still missing compared to the Fluors or the Jacobs of the world is URS does give you some construction capability but you’re still small relative to your peers. So, how do we think about — and I would assume that’s becoming more important in winning work, having the full EPC. So, do you need to get larger on the construction side, as well?

Mike Burke^ Jamie, we fully expect to get larger over time, without question. Over the next couple years our primary focus will be on debt pay down. So, you’re not going to see us adding more heft to that side in the next couple years through any significant acquisitions. But we will focus on organic growth and organic investments in that arena over the next couple years. But we do fully expect to become bigger and offer that wider array of capabilities in the oil and gas sector.

Jamie Cook^ Okay. I guess that’s it, Martin. Just congratulations, and it’s been a pleasure working with you over the past 15 years. Thanks. I’ll get back in queue.

Operator^ Adam Thalhimer from BB&T Capital Markets.

Adam Thalhimer^ Thanks. Good morning, guys. Congratulations. Steve, can I just ask you a little bit more about the synergies in terms of how do you expect the timing of those to flow between 2015, 2016 and 2017?

Steve Kadenacy^ In 2015, we’re estimating right now until we get into it we won’t have a way to really model that precisely. So, we’ve made some assumptions that they ramp up in 2015, and we get all of them in 2016. So, if you look at 2016, the cash accretion is significantly higher than what we’re quoting for 2015.

Adam Thalhimer^ Okay. But in terms of, you’re not willing to say $50 million in 2015. Most of the incremental is 2016?

Steve Kadenacy^ There’s significant incremental in 2015. I think that for our purposes in modeling it, we assumed about a mid-year convention for labor, and some of the things were taken out up front. So, you might model about half of it in 2015 and then ramping up to 100% run rate of what we’re quoting by 2016.

Adam Thalhimer^ Got it, okay. And then just lastly I wanted to ask about what’s the cost of debt here?

Steve Kadenacy^ The overall cost of the whole debt stack is about 4.3%. And that assumes that we swap a bit out so that we have less variable interest rate exposure. Significant low cost of debt, as we all are aware.

Adam Thalhimer^ Okay, great. Thank you.

Operator^ Steven Fisher from UBS.

Steven Fisher^ Hi, good morning. Congratulations. I know you guys expect to get that leverage down to 2 times by 2017. I’m just trying to get a sense of how much of that is driven by actual debt paydown versus EBITDA growth. I wonder if there’s any help you could give us in that regard.

Steve Kadenacy^ Significant debt pay down in that. We’re anticipating taking virtually all of our free cash flow towards debt paydown over that period of time.

Steven Fisher^ Okay. So, easily this could be more than $2 billion worth of debt reduction by then?

Steve Kadenacy^ Yes. We’re not forecasting EBITDA in the future yet. We’ll give you more guidance on that in our next call, or actually in our November call. But you can assume that we will anticipate the Company growing, but most of that will come from paydown.

Steven Fisher^ Okay. And then just wondering how do we gauge how meaningful this 25% accretion is on the cash EPS? Without having a base of what your 2015 cash EPS is, is there any help you could give us in trying to gauge how meaningful that 25% accretion is? You are anticipating that maybe your GAAP and cash EPS in FY15 is going to be higher than what it would be in FY14?

Mike Burke^ We’re not prepared to give guidance on 2015, but regardless of what our 2015 guidance is, 25% accretion to cash EPS is very meaningful. And, as Steve mentioned, as the full run rate of those synergies continue to move through 2016, it becomes even greater in 2016.

Steven Fisher^ Okay. And then do you have any sense of what the transaction-related costs are going to be? And I’m assuming that’s all going to be mostly cash.

Mike Burke^ We have a sense but we’re refining those. And obviously certain costs are still being incurred. So, we’re not prepared to give you great detail on that yet, but we will come back to you where you’ll have more details to model in the future.

Steven Fisher^ Okay, thanks very much.

Operator^ Tahira Afzal from KeyBanc.

Tahira Afzal^ Thank you very much. First of all, Martin and the URS team, thank you for all your help and helping me out. I like the Company and we’ll miss working with you. First question is really in regards to, generally, if I look at the sheer size of the acquisition, and if I look in the past, we’ve seen Fluor and Daniels, we’ve seen KBR and several other E&C firms, when you see E and C come together, there’s always some near-term flux.

So, can you help us get comfortable with what due diligence you’ve done? And I assume it’s fairly fast-paced due diligence given the value creation committee really came up in the spring time frame. Anything you can provide there in terms of color would be helpful.

Mike Burke^ Yes, Tahira, thank you. We have conducted very extensive due diligence over a four-month period of time. The URS team was very forthcoming with all the information we needed to properly analyze the Company. So, we feel very confident in the level of due diligence we’ve done. We feel very confident that we had all of the right access to the URS team, the management team and their financial data. So, we’re quite comfortable.

Martin Koffel^ Similarly, Tahira, because URS holders will earn 34% of AECOM there was reverse due diligence done at the same time.

Tahira Afzal^ Got it. That’s helpful. And second question is really in terms of the C part of the business and your ability to leverage it. When I go through the ENR rankings, clearly AECOM and URS do show up fairly frequently at the top. When I go through the contractors’ list, URS does not show up, and even in the US they’re ranked 16.

When I go through the MSA agreement, et cetera, the construction assets that URS owns and really the use of modular construction, can you get me comfortable, to the extent you can qualitatively, around your ability to really leverage URS’s competitive piece on the construction side internationally as you face Asian contractors who do have a fairly competitive base, as well?

Martin Koffel^ Yes, Tahira. It’s Martin. Let me make a few comments before Mike directly answers it. First of all, AECOM has about $2 billion of construction in its own right through Tishman, its vertical construction. And, so, it’s no stranger to construction.

The other thing is, I think, is the way you look at URS. We’ve never purported to be a construction company as such. We don’t go bid on other people’s design work with a view to constructing it. Construction to us has always been a service. And we’re happy when we’re constructing something that we have designed.

So, the interest is in design-build work and the complete cycle. So, construction is an important resource, an important tool. But it’s an integrated service company in which URS has always had adequate construction capability. And on a combined basis, of the two companies, has considerable construction capacity. But we’re not trying to be a construction company, as such.

Mike Burke^ And Tahira, we are not trying to be a construction company, as such, either. And what you’ve heard us say in the past is that our objective is to become the integrated provider. And our clients are increasingly demanding integrated services. They are demanding integrated services because of speed to market. It is a lot faster to get their asset up and running with a design-build model or an integrated model versus the separate design-bid-build model.

And, so, there still will be many clients that will want to procure separate design and construction services but we are seeing a significant increase in demand for integrated services. If you go back 10 years ago in the United States, large water assets, only about 10% of them were done on design-build. Today about 40% of those procurements are being done on design-build, as an example.

So, we are seeing an increased demand for that procurement methodology of design-build or integrated delivery. And we want to be ahead of the curve and meet our clients’ demands on that front.

Tahira Afzal^ I guess that makes sense on the non-energy side. But even if you look at the US and the large projects that have gone through, let’s say, on the petrochemical side, oil and gas, or the Middle East, we’ve actually seen less of an integrated model. And you just have to look at a lot of the petrochem awards that have happened in the US so far, some of the ones in the Middle East. When you do emphasize oil and gas as an area of concentration and opportunity, how should I really think of that, given the examples we do have over the last few years?

Mike Burke^ Tahira, we’re not going to be able to make the market from a procurement methodology perspective. We will have certain clients that will want integrated delivery, and some that will want it separately. So, our objective is to be able to go either way, depending on the demands of our clients. Some clients will want to acquire separate services, as you just described. But we see an increasing demand across the board on that front for integrated delivery.

But we will be agile and meet our clients demands, and allow them to purchase the services the way they want to purchase them. But you’re right, it’s widely varied.

Tahira Afzal^ Thank you very much.

Operator^ Michael Dudas from Sterne, Agee.

Michael Dudas^ Good morning. And well done, gentlemen. Martin, could you maybe shed a little bit more light on how the Board, you, the management team and the committee came to this decision that you’re announcing today, and what some of the other opportunities that might have weighed against this relative to the valuation that shareholders are getting, and it seems, of course, the excitement of the combined companies going forward?

Martin Koffel^ At the appropriate timing of future filings, obviously the description of the processes that we went through, and I wouldn’t want to preempt that, but we looked at the best way to create value, not in a short-term transactional sense but create lasting value for our stockholders. And there were a number of things looked at by the value-creation committee, by the Board and management. This emerged as an excellent way to give an immediate cash return to the stockholders and also give them a ride or a position in an equity that we think ought to do very well given the scale and the expertise of the new company being created.

Michael Dudas^ All right. I appreciate that. Thanks, Martin. Steve, regarding the due diligence you have done on URS so that the cash flow opportunities that URS has been talking about over the next couple years you guys feel comfortable those are going to translate to the ability to generate to the bottom-line cash and help accelerate some of the debt payments, especially some of the receivables that are going to be coming due?

Steve Kadenacy^ Yes, as Mike mentioned, we’re not in a position right now to forecast URS going forward. We’ll give you stronger guidance on the combined Company in November. But we did significant due diligence and we came up with our own forecast for the business and the combined business. And we’re very confident that they have a great cash culture at URS. We have a great cash culture at AECOM. And I think that culture will survive and it will be best practices from both that will apply and will continue to drive cash to the bottom line. And in the short run we’ll be driving that towards debt paydown.

Michael Dudas^ Terrific. Good luck with the tour this week, guys. Thank you.

Operator^ Will Gabrielski from Stephens.

Will Gabrielski^ Thanks, good morning. Can you talk about, first, just AECOM capital and how and if URS in any way complements your opportunity there? Maybe just qualitatively what the opportunity set might look like and how that might help you?

Mike Burke^ Sure. For those that might not be familiar with AECOM Capital, of course we formed that two years ago now. We dedicated $150 million of capital to that initiative. We are well ahead of schedule and have already committed $100 million of that equity. That $100 million of equity alone, of course, levered up on a project basis, has allowed us to generate over $1 billion of backlog. So, it’s been quite successful.

And we have focused on markets where we are very comfortable with the construction element. Because obviously the construction element is the biggest risk inherent in the project. So, our capabilities to date have been, as you know, predominantly in the tall vertical market. So, our initial investments have focused on the tall vertical market.

As we now add the capabilities for energy and power and water design-build through the URS transaction, it will allow us to expand our horizons in AECOM Capital. Which we had always intended to be able to expand our horizons into all of the markets that we participate in. So, it gives us, what I’ll call, new sales channels and new capabilities to deliver within those channels and end markets for AECOM Capital. So, this is quite helpful to the AECOM Capital strategy.

Will Gabrielski^ Okay. If you were to split this company, this pro forma entity, in half and looked at it as you have a federal customer and then you have a commercial end market, the cost cuts that you’re looking at, is there any way to qualify which half of that business would be benefiting more from those cost cuts?

Steve Kadenacy^ No, not at this time, Will. We’re not prepared to get into that kind of detail.

Will Gabrielski^ Okay. And then you’re calling out year one accretion on a cash basis of 25%. But I’m assuming because that’s year one that’s only taking into account a certain percentage of the $250 million or greater in cost synergies that you’re talking about. Is there any other color you can add around that number so we can think about what the second year might look like here?

Steve Kadenacy^ The color we gave earlier on the call was about 50% of those in the first year. And then I would continue to ramp it up in the second year. By the end of 2016 you can get to a full year run rate, but significantly higher cash accretion in 2016 than 2015.

Will Gabrielski^ Okay, thanks. And then maybe just one for Martin. The question around oil and gas and competing with Fluors and Jacobs, as you look at what you’ve build in oil and gas, which is what AECOM is acquiring, how often were you bidding against a Fluor or a Jacobs? Or how do you think about what that oil and gas business should look like based on what you’ve put into it over the last number of years from Washington Group through Flint?

Martin Koffel^ We’re extensively in the oil fields, as you know, through Flint. We’re not in refinery servicing at this point. We’re in pipelines up to a certain size. So there’s a lot of opportunity ahead. And I think with the expanded construction capabilities, construction management capabilities that AECOM brings, and as Mike said, the global platform, I think the volume of what we do can be enlarged and I think we can move further in the downstream market.

Will Gabrielski^ Great. Thank you, guys.

Operator^ Alex Rygiel from FBR Capital Markets.

Alex Rygiel^ Thank you and congratulations. A lot of questions have been asked so I’ll be brief. Are there any asset divestitures that could accelerate the debt paydown over the next two years that have been contemplated or maybe considered?

Steve Kadenacy^ There’s nothing material. We know that URS has been looking at various things, but again they’re not material. We’ll look at those, as well, over the next few months and ongoing, and we’ll report back.

Alex Rygiel^ And are there any material approvals required by the UK NDA or the DOD? And is there a breakup fee in this transaction?

Mike Burke^ There is a breakup fee and a reverse breakup fee. There are not consents required for the clients that you mentioned but there are notification requirements in many of those contracts.

Alex Rygiel^ Can you quantify the breakup fee and reverse fee?

Mike Burke^ 3.5% and 6%.

Alex Rygiel^ Perfect. Thank you very much.

Operator^ Andy Wittmann from Baird.

Andy Wittmann^ I had to ask the cost synergies question a little bit different way. And specifically as it relates to the 7 times multiple that’s quoted in the press release, is that based on the 2015 number, Steve, that you guys already quantified as being half the total number? Or is that fully loading in the $250 million that’s implicit in the under 7 times multiple that you quoted?

Steve Kadenacy^ That’s assuming full pro forma synergies.

Mike Burke^ And excluding transaction costs.

Steve Kadenacy^ And excluding transaction costs.

Mike Burke^ And then does the enterprise value of that equation implicit in the under 7 times include any of the outside cash flows from URS or AECOM? Or does that effectively assume the March 2014 balance sheet?

Steve Kadenacy^ It assumes our forecast of the Company, which we’re not prepared at this time to get out ahead of the S-4 on. But it’s our forecast based on our extensive due diligence.

Mike Burke^ Of the balance sheet that we expect to acquire when we close.

Andy Wittmann^ Okay, great. That’s helpful. And then, Mike, just from your perspective, 95,000 people is really an unprecedented size of an organization, a professional organization, in E&C. How do you get your arms around structuring this organization and managing some of this? Are there unique processes that need to be put in place that maybe don’t exist today? I think it would be helpful for investors to have your perspective and how you go about running this firm.

Mike Burke^ Sure. First of all, we have the great luxury of the URS operational management team joining us. And, so, from our perspective we feel like we are taking the best managers of two very significant companies in our space and bringing them together. So, the combination of those two leadership teams that have extensive integration experience.

Both management teams have over the years participated in significant number of acquisitions and significant-sized acquisitions. So we have a management team that is experienced. We have a management team that has been through the integration process, understands what it’s like to bring people together. And we’re quite confident that we’ll be able to manage this business very well.

But the structure of the organization is probably not dissimilar from the structure that you see today at URS or that you see at AECOM. We have large geographic footprints, and we have large service types such as our federal services division that’s operated independently today, which would be operated independently tomorrow. The construction business is separate from the design business. And then you have your design business operated by three major geographies of Asia Pacific, the Americas, and then Europe, Middle East Africa as one entity.

Martin Koffel^ I should add that URS, we’ve had a world-based and well-developed management development program. We’ve got a roster of mature presidents who run very large divisions. And they are coming across to the combined Company, and they bring with them considerable integration ability and considerable ability to operating very large companies. Mike has a real bench here in terms of leadership when combined with the AECOM operating leadership. So I think, as I look at it — Mike and I have spent a lot of time on it — the talent to conceive and execute an organization that deploys 95,000 people exists.

The other thing about assembling and reassembling companies is, it’s one thing to do it on paper, but the other is there has to be a cultural mind set that can work with it. 75% of the URS employees came through acquisitions. Some significant number of the AECOM employees came through acquisitions. So everyone has personally been through this experience so there isn’t that shock effect when something like this happens. People know what it feels like. They know how to deal with their own staff. So, I’m pretty confident that we’ve got people with the right frame of mind to do this.

Andy Wittmann^ Thank you very much.

Operator^ John Rogers from D.A. Davidson.

John Rogers^ Hi, good morning. Congratulations to you all. Martin, especially, best of luck. A couple of just follow-up questions. First of all, have you been able to talk to any clients ahead of this or after this? And are there any projects at risk or contracts that have to be changed because of this transaction?

Martin Koffel^ We are in the process of talking to clients. It’s interesting you should ask that because we’ve built what we call our MSA platform, our master service agreement platform. That’s with large resource companies, large mining companies, large oil companies and manufacturing companies around the world. And we’ve done very well in the last 12 years in building that.

The limitation on URS expanding has been the geographic coverage. We’ve got an outstanding platform in North America — and by that I mean the US and Canada. We have an outstanding platform in the United Kingdom following the very successful acquisition and integration of Scott Wilson. And we’re getting there in some other places.

But I’d go talk to the chief executive of a mining company who’d say — I love the technical capabilities of your company, I love the effects and the reputation. I love the way you can manage the whole supply chain and keep my Company intact and out of trouble, and so on. But you aren’t in enough places. Why won’t you go to Africa and help build a tailings dam at my mine?

And I’d say — Well, sir, we aren’t in Africa. Well, why won’t you go to Africa? Well, we don’t have our own internal infrastructure. We don’t have the safety, the training, the legal oversight, the FCPA compliance, and so on.

AECOM has that. One of the great things here is that we can instantly expand those relationships with a proven platform and seasoned international managers who are in place.

Mike Burke^ John, it’s the right question. I could tell you the discussions with clients are under way. We’ve been through this before. When we acquired Earth Tech several years ago we had a lot of overlapping clients here in the United States. And I could tell you, I can’t think of one material client that didn’t come across with us or that had some problem with the conflict. We always were able to work around it. So we’re not anticipating this being any different on the conflict side.

However, moving to the point that Martin made, we similarly have clients, big clients like GE and Shell and others, saying the inverse of what Martin just said — you have a big presence in Africa, you have 1,500 employees in South Africa, can you help us with an EPC project there? And we say — Well, we only have civil engineering design capabilities in South Africa. We don’t have the E&C capabilities

And, so, with the EPC capabilities of URS, we believe that we will be able to better serve those clients globally and take advantage of some of those high-growth emerging markets like Africa, Asia, China, Southeast Asia, et cetera. So, that’s the real opportunity that we see in front of us.

John Rogers^ Mike, just to follow up on that, of your 95,000 pro forma employees, is the ratio of those employees domestically versus internationally consistent with the revenue mix you’ve given?

Mike Burke^ For the most part, although there are a few anomalies. For instance, in India, where your labor rates are lower, or where you’re going to have more employees as a proportion of revenue. But pretty close to that is a fair assumption. At a pro forma basis we’ll have 64% of our business in the United States, 36% outside the United States. And our expectation is that portion outside the United States will grow at a faster rate due to the revenue synergy opportunities we talked about, so that over time we’ll get to what we believe to be the optimal mix of 50% of our business in the United States and 50% out.

John Rogers^ Okay. And then just lastly, how long is it part of the integration process before you’re on common platforms?

Steve Kadenacy^ That’s a good question and it’s hard for me to answer that at the moment. But we have a world-class integration team. We’ve done 36 Oracle conversions since 2008. And now we’ve got some very big ones ahead of us. Our target is going to be, get them on to our business intelligence platform first so that we can report the Company consistently, and then get everyone on the same Oracle platform. I can’t imagine that we won’t be significantly down that path by the middle of the second year.

John Rogers^ Okay, great. Thank you.

Mike Burke^ Okay, so that was the last question. Let me wrap up by saying a few things. First of all, thank you to everyone for participating today. I couldn’t be more excited about the opportunity that lies in front of us for the URS employees, for the AECOM employees and for our joint respective clients as we move forward.

I mentioned the strategic rationale of this transaction. When Martin and I started this discussion it was all about the strategic rationale and the complementary nature of these two organizations coming together. And our confidence in that strategic rationale only grew over the four months of our discussion.

But launching from that strategic rationale, we became even more interested in the transaction as we saw the financial benefits for the URS shareholders and the AECOM shareholders. As I mentioned at the beginning, we are quite confident in the 25%-plus cash accretive FY15 earnings per share after transaction costs. We believe that will accelerate even more in 2016 due to the opportunities and cost savings. We are quite confident in the $250 million of cost savings synergies, obtaining more than half of those cost savings synergies in the first year and the full run rate of those cost savings by the end of the second year.

So, all of the strategic rationale, the financial opportunity for our shareholders, and the synergies all point in the right direction. And so we are incredibly optimistic about the future. We’re excited about the future and what it portends for our clients and employees.

We look forward to continuing this dialogue with you. We have our next earnings call the first week of August, August 5, and we’ll look forward to a further discussion at that point in time.

But before I leave, I wanted to congratulate Martin Koffel and his team. They have built an extraordinary organization over Martin’s 25-plus years there, from a Company that I believe started off at about $90 million of revenue and now Martin has built it to $11 billion of revenue, and has a management team that we are excited to join with to take this to the next level. I can’t complement Martin and his team enough for what they have accomplished over the past 25 years, building a real formidable industry leader.

We are fortunate to be able to carry that flame forward. We’re honored to do that. We’re excited about the teammates that are joining us as we go forward. And it’s been a pleasurable last four months as we have put together this transaction. So, Martin, thank you to you and your team.

Martin Koffel^ Thanks, Mike.

Mike Burke^ Thank you.

Operator^ Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.